UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 29, 2025
Republic Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14267	65-0716904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18500 North Allied Way
Phoenix,	Arizona	85054
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (480) 627-2700
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	RSG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.
On July 29, 2025, Republic Services, Inc. (the Company) issued a press release containing information about the Company’s financial results for the three and six months ended June 30, 2025. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
Updated Full-Year 2025 Financial Guidance
Our guidance is based on current economic conditions.
The Company expects full-year revenue to be in a range of $16,675 million to $16,750 million.
Net income attributable to Republic Services, Inc. is expected to be in a range of $2,090 million to $2,100 million for 2025. The Company reiterated its full-year adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization ("adjusted EBITDA") guidance and expects to be in a range of $5,275 million to $5,325 million. Adjusted EBITDA consists of net income, plus provision for income taxes, which is expected to be in a range of $485 million to $490 million, plus interest expense, net, which is expected to be $570 million, plus depreciation, depletion, amortization and accretion, which is expected to be in a range of $1,920 million to $1,930 million, plus loss from unconsolidated equity method investments, which is expected to be $170 million, plus restructuring charges, which is expected to be $15 million, plus labor disruptions, which is expected to be in a range of $25 million to $50 million.
We believe that presenting adjusted EBITDA provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Diluted earnings per share is expected to be in a range of $6.72 to $6.74 for the full year. The Company reiterated its adjusted diluted earnings per share guidance for 2025 and expects to be in a range of $6.82 to $6.90. Adjusted diluted earnings per share excludes the impact of restructuring charges and charges for labor disruptions.
We believe that the presentation of adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs, and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Cash provided by operating activities is expected to be in a range of $4,230 million to $4,290 million for the full year. Adjusted free cash flow for 2025 is expected to be in a range of $2,375 million to $2,415 million. Adjusted free cash flow consists of cash provided by operating activities, less property and equipment received, which is expected to be in a range of $1,895 million to $1,935 million, plus proceeds from the sale of property and equipment of approximately $10 million, and is exclusive of cash paid for restructuring activities of approximately $10 million, net of tax, and of cash paid related to labor disruptions in the range of $20 to $40 million, net of tax.
We believe that presenting adjusted free cash flow guidance provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
For a reconciliation of adjusted EBITDA to net income attributable to Republic Services, Inc. guidance, adjusted diluted earnings per share to diluted earnings per share guidance and adjusted free cash flow to cash provided by operating activities guidance, see page 14 and page 15 of the press release included as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release of Republic Services, Inc. issued July 29, 2025 to announce the financial results for the three and six months ended June 30, 2025.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC SERVICES, INC.

Date:	July 29, 2025	By:	/s/ BRIAN DELGHIACCIO
Brian DelGhiaccio
Executive Vice President, Chief Financial Officer (Principal Financial Officer)

Date:	July 29, 2025	By:	/s/ ELYSE M. CARLSEN
Elyse M. Carlsen
Vice President and Chief Accounting Officer (Principal Accounting Officer)

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